Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com
September 30, 2022

United Parcel Service, Inc. 55 Glenlake Parkway Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as counsel for United Parcel Service, Inc., a Delaware corporation (the “Company”), in connection with the registration pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of an indeterminate amount of (i) debt securities of the Company (the “Debt Securities”), which may be issued pursuant to (A) an indenture, dated as of August 26, 2003 (as may be amended or supplemented from time to time, the “BNYM Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to Citibank, N.A. as trustee (the “BNYM Indenture Trustee”), (B) an indenture, dated as of September 30, 2022 (as may be amended or supplemented from time to time, the “US Bank Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee (the “US Bank Indenture Trustee”), or (C) an indenture, dated of September 30, 2022 (as may be amended or supplemented from time to time, the “Truist Indenture” and collectively with the BNYM Indenture and the US Bank Indenture, the “Indentures”), between the Company and Truist Bank, as trustee (the “Truist Indenture Trustee” and collectively with the BNYM Indenture Trustee and the US Bank Indenture Trustee, the “Trustees”); (ii) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of the Company; (iii) shares of Class B common stock, par value $0.01 per share (“Common Stock”), of the Company; and (iv) warrants of the Company to purchase any of the securities listed in clauses (i), (ii) and (iii) (collectively, “Warrants”). This opinion is being provided at your request, to be filed with the Commission as an exhibit to the Registration Statement.

In connection with this opinion, we have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of certain officers of the Company.
We have assumed that the execution and delivery of, and the performance of all obligations under, each of the Indentures has been duly authorized by all requisite action by the applicable Trustee, and that each Indenture is a valid and binding agreement of the applicable Trustee, enforceable against such Trustee in accordance with its terms.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1

(1)Upon the due authorization of the issuance of Debt Securities and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and, when executed by the Company and duly authenticated by the applicable Trustee in accordance with the terms of the applicable Indenture, and upon the delivery to and payment for such Debt Securities by the purchasers thereof, the Debt Securities will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(2)Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), and the delivery to and payment for such shares of Preferred Stock by the purchasers thereof, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(3)Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement), and the delivery to and payment for such shares of Common Stock by the purchasers thereof, such shares of Common Stock will be validly issued, fully paid and non-assessable.

(4)Upon the due authorization of the issuance of Warrants and the issuance and sale thereof as described in the Registration Statement (together with any applicable Prospectus Supplement) and, when the warrant agreement governing and establishing the terms of the Warrants has been duly authorized, executed and delivered by the Company, and upon the delivery to and payment for such Warrants by the purchasers thereof, such Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America, laws of the State of New York and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Validity of the Securities” in the Prospectus that is included in the Registration Statement.

Sincerely,

/s/ King & Spalding LLP

3